UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	7371	30-0678378
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

10 W. Broadway

Suite 700

Salt Lake City, Utah 84101

385-212-3305

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Paracorp Incorporated

318 N. Carson Street #208

Carson City, Nevada 89701

888-972-7273

(Address, including zip code, and telephone number,

including area code, of agent for service)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

801-303-5772

chase@bcjlaw.com

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large Accelerated Filer	☐ Accelerated Filer
☐ Non-Accelerated Filer	☒ Smaller Reporting Company

       (do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, par value $0.001 per share	80,000,000	$0.0023	$138,000	$21.33

(1)

Consists of  up to 80,000,000 of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement dated February 14, 2017.  In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Based on the lowest traded price of the Company’s common stock during the ten consecutive trading day period immediately preceding the filing of this Registration Statement of $0.0022. The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	The fee is calculated by multiplying the aggregate offering amount by .0001159, pursuant to Section 6(b) of the Securities Act of 1933.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL ____, 2017

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

  Appiphany Technologies Holdings Corp.

80,000,000 Common Shares

The selling stockholder identified in this prospectus may offer and sell up to 80,000,000 of its common stock, which will consist of up to 80,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated February 14, 2017. If issued presently, the 80,000,000 of common stock registered for resale by GHS would represent 29.85% of our issued and outstanding shares of common stock as of March 30, 2017.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest traded price of our common stock during the ten consecutive trading day period beginning on the date on which we deliver a put notice to GHS (the “Market Price”).  In the event that (i) the lowest volume-weighted average price (the “VWAP”) of the Company’s Common Stock during the ten (10) trading days following a Put Notice (the “Trading Period”) is less than 80% of the Market Price used to determine the Purchase Price in connection with the Put and (ii) as of the end of such Trading Period, the Investor holds Shares issued pursuant to such Put Notice (the “Trading Period Shares”), then the Company shall issue, on the first Trading Day after the Trading Period, such additional Shares as may be necessary to adjust the Purchase Price for that portion of the Put represented by the Trading Period Shares to equal the lowest VWAP during the Trading Period.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “APHD”. On March 31, 2017, the last reported sale price for our common stock was $0.0027 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

 The date of this prospectus is ________________, 2017.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Appiphany” the “Company,” “we,” “us,” and “our” refer to Appiphany Technologies Holdings Corp., a Nevada corporation.

Item 3. SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Company Organization

Appiphany Technologies Holdings Corp. is a Nevada corporation with an incorporation date of February 24, 2010. On May 1, 2010, we entered into a Share Exchange Agreement (the “SEA”) with Appiphany Technologies Corp. (“ATC”), pursuant to which we acquired all of the issued and outstanding shares of ATC in exchange for 1,500,000 shares of the Company’s common stock. On January 24, 2016, we acquired certain assets and accounts from Media Convergence Group, LLC in exchange for 20,000,000 shares of the Company’s common stock.

Our Business

ATC commenced operations as a diversified technology company in June 2009.  Our business model has refocused to a global brand-protection company. This business model will encompass all areas of protecting intellectual property of global brand owners through risk management, technology innovation and strategic supply chain strategies.  With our combined expertise we will manage and deliver cost-effective, collaborative and creative strategies to protect the assets of global brands. We will also ensure client ROI through protection of markets, prevention of brand erosion and lost sales resulting in enhanced returns to the bottom line. Specifically, our core focus is online brand protection and Internet monitoring. Our web-based platform allows us and our clients to search, identify and take action against illicit, counterfeit, and diverted online sales of mislabeled products. This ability to monitor dozens of auction sites worldwide and do product queries in real-time is a very significant competitive advantage in the online brand protection market.  Our other offerings include risk management services, custom app software development (serialization/T&T) and print technology services (forensics, labels and hangtags).

For the fiscal year ending April 30, 2016, we had a net loss of $125,638.

GHS Equity Financing Agreement and Registration Rights Agreement

This prospectus includes the resale of up to 80,000,000 shares of our common stock by GHS. GHS will obtain our common stock pursuant to the Financing Agreement entered into by GHS and us, dated February 14, 2017.

Summary of the Offering

Shares currently outstanding:	187,981,554 common shares

Shares being offered:

The selling stockholder identified in this prospectus may offer and sell up to 80,000,000 shares of our common stock, which will consists of up to 80,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the 80,000,000 shares of common stock registered for resale by GHS would represent 29.85% of our issued and outstanding shares of common stock as of March 30, 2017.

Offering Price per share:

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts, commissions, or equivalent expenses applicable to the sale of their shares.

OTC Markets Symbol:	APHD

Risk Factors:	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Financial Summary

The tables and information below are derived from our audited consolidated financial statements for the quarter ended January 31, 2017 and the 12 months ended April 30, 2016. Our total stockholder’s deficit as of January 31, 2017 was ($803,338). Our total stockholder’s deficit as of April 30, 2016 was ($475,875).  As of January 31, 2017, we had cash on hand of $6,393.

	Quarter End January 31, 2017	Year End April 30, 2016	Year End April 30, 2015

Cash	$ 6,393	$323	$-
Total Assets	72,427	1,327	126
Total Liabilities	875,765	477,202	586,807
Total Stockholder’s Equity (Deficit)	$ (803,338)	$(475,875)	$(586,681)

Statement of Operations

	Quarter End January 31, 2017	Year End April 30, 2016	Year End April 30, 2015

Revenue	$ 22,497	$904	$258
Total Expenses	(150,347)	(197,211)	(233,774)
Net Loss for the Period	$ (12,903)	$(125,638)	$(797,865)
Net Loss per Share	$ (0.00)	$(0.01)	$(1.00)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

RISKS RELATED TO OUR COMPANY

Because we may never earn revenues from our operations, our business may fail and investors may lose all of their investment in our company.

In addition to other information in this current report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition.  As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements.  Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition.  If any such risks occur, our business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

We have limited revenues from operations.  We have yet to generate positive earnings and there can be no assurance we will ever operate profitably. Our company has a limited operating history and has yet to launch its first commercial product.  The success of our company is significantly dependent on uncertain events, with respect to supply chain, system development, and operation of the system on the scale we currently envision.  If our business plan is not successful and we are not able to operate profitably, our stock may become worthless and investors may lose all of their investment in our Company.  Should any of the following material risks occur, our business may experience catastrophic and unrecoverable losses, as said risks may harm our current business operations, as well as any future results of operations, resulting in the trading price of our common stock declining and a partial or complete loss of your investment.  It is important to note these risks are not the only ones we face.  Additional risks not presently known or that we currently consider to be immaterial may also impair our business operations and trading price of our common stock.

We may not achieve profitability or positive cash flow.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as our ability to deliver quality risk management and custom app development services. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses that will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future.

We have limited operating capital and we may have to seek additional financing.

If we are unable to fund our operations and, therefore, not be able to sustain future operations or support the manufacturing of additional systems, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection.

We cannot assure anyone with any degree of certainty that any necessary additional financing will be available on terms favorable to us, now or at any point in the future.  It may be a significant challenge to raise additional funds and there can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available. Even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders; and if we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations.

If we and our suppliers cannot obtain financing under favorable terms, and our clients are not able to receive the requisite guarantees for payment to us, our business may be negatively impacted.

Markets for stock are highly volatile.

As a result of market volatility in the U.S. and in international stock markets since 2008, a high degree of uncertainty has been seen in the markets, which may result in an increase in the return required by investors, with respect to their expectations for the financing of our projects. Current and ongoing global conditions could lead to an extended recession in the U.S. and around the world.  We currently have no revenue producing assets, which may have a materially adverse impact on our business and financial conditions and results, which places our investors at risk.

Capital and credit markets continue to be unpredictable and the availability of funds from those markets is extremely uncertain.  Further, arising from concerns about the stability of financial markets generally and the solvency of borrowers specifically, the cost of accessing the credit markets has increased as many lenders have raised interest rates, enacted tighter lending standards or altogether ceased to provide funding to borrowers. Due to these capital and credit market conditions, we cannot be certain that funding will be available to us in amounts or on terms that we believe are acceptable.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on OTC Markets.  Market conditions may result in volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance.

The overall weakness in the economy has recently contributed to the extreme volatility of the markets which may have an effect on the market price of our common stock. Our stock price has been and could remain volatile, which could further adversely affect the market price of our stock, our ability to raise additional capital and/or cause us to be subject to securities class action litigation.

We may also be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and a significant diversion of management’s time and attention and intellectual and capital resources and could harm our stock price, business, prospects, and results of operations.

Sales of a significant number of shares of our common stock could depress the market price of our common stock, which could happen in the public market at any time.  These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.  Should industry analysts choose not to publish or any time discontinue reporting on us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.  Also, the trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline.

We may become subject to litigation.

There is the potential that we could be party to disputes for which an adverse outcome could result in us incurring significant expenses, being liable for damages, and subject to indemnification claims.  In connection with any disputes or litigation in which we are involved, we may be forced to incur costs and expenses in connection with defending ourselves or in connection with the payment of any settlement or judgment or compliance with any injunctions in connection, therewith, if there is an unfavorable outcome.  The expense of defending litigation may be significant, as is the amount of time to resolve lawsuits unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, financial condition, and cash flows.  Additionally, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Product liability or defects could also negatively impact our results of operations.  The risk of product liability claims and associated adverse publicity is possible in the development, manufacturing, marketing, and sale of our product offerings.  Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects.

Also, a highly-publicized problem, whether actual or perceived, could adversely affect the market’s perception of our product, resulting in a decline in demand for our product and could divert the attention of our management, having a materially adverse effect our business, financial condition, results of operations and prospects.

Our success depends on attracting and retaining key personnel.

Our future plans could be harmed if we are unable to attract or retain key personnel, and our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel.  Equally, our success depends on the ability of our management and employees to interpret market data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments.  Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated, however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

We do not know whether we will be successful in hiring or retaining qualified personnel, and our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and profitable commercialization plans, our business prospects, results of operations, and financial condition.

Should we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls.  Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital. In addition, our internal control systems rely on people trained in the execution of the controls.  Loss of these people or our inability to replace them with similarly skilled and trained individuals or new processes in a timely manner could adversely impact our internal control mechanisms.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.  Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

Protecting our intellectual property is necessary to protect our brand.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.  Our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs, and manufacturing processes.

We will rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application.  We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights.  While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.  Moreover, patent applications and enforcement, thereof, filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce.   We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours.  In the event we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.

Failure to obtain needed licenses could delay or prevent the development, manufacture, or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results.  As a result, we may need to pursue legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others.  If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.

Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours.  We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach.  Also, our trade secrets may also be known without breach of such agreements or may be independently developed by competitors.  Inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

As part of our business strategy, we intend to consider acquisitions of companies, technologies and products that we believe could improve our ability to compete in our core markets or allow us to enter new markets.  Acquisitions, involve numerous risks, any of which could harm our business, including, difficulty in integrating the technologies, products, operations and existing contracts of a target company and realizing the anticipated benefits of the combined businesses; difficulty in supporting and transitioning customers, if any, of the target company; inability to achieve anticipated synergies or increase the revenue and profit of the acquired business; potential disruption of our ongoing business and distraction of management; the price we pay or other resources that we devote may exceed the value we realize; or the value we could have realized if we had allocated the purchase price or other resources to another opportunity and inability to generate sufficient revenue to offset acquisition costs.

If we finance acquisitions by issuing equity securities, our existing stockholders may be diluted; and as a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate.

RISKS ASSOCIATED WITH OUR COMMON STOCK

If we issue additional shares in the future our existing shareholders will experience dilution.

Our certificate of incorporation authorizes the issuance of up to 1,000,000,000 shares of common stock with a par value of $0.001. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest traded price during the pricing period.  In the event that (i) the lowest VWAP of the Company’s Common Stock during the Trading Period is less than 80% of the Market Price used to determine the Purchase Price in connection with the Put and (ii) as of the end of such Trading Period, the Investor any Trading Period Shares, then the Company shall issue, on the first Trading Day after the Trading Period, such additional Shares as may be necessary to adjust the Purchase Price for that portion of the Put represented by the Trading Period Shares to equal the lowest VWAP during the Trading Period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount, or eighty percent (80%) of the lowest traded price during the ten consecutive trading days immediately preceding our notice to GHS of our election to exercise our "put" right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

On March 27, 2017, the lowest traded price of the Company’s common stock during the ten consecutive trading day period immediately preceding the filing of this Registration Statement of $0.0023. At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.00184. At that discounted price, the 80,000,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds of $110,400., further subject to adjustment in the event that (i) the lowest VWAP of the Company’s Common Stock during the Trading Period is less than 80% of the Market Price used to determine the Purchase Price in connection with the Put and (ii) as of the end of such Trading Period, the Investor holds any Trading Period Shares, then the Company shall issue, on the first Trading Day after the Trading Period, such additional Shares as may be necessary to adjust the Purchase Price for that portion of the Put represented by the Trading Period Shares to equal the lowest VWAP during the Trading Period. There is no assurance the price of our common stock will remain the same as the market price or increase.

Unless an active trading market develops for our securities, investors may not be able to sell their shares.

We are a reporting company and our common shares are quoted on OTC Markets (OTC Pink) under the symbol “APHD”. However, there is not currently an active trading market for our common stock; and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price, and therefore, your investment may be partially or completely lost.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

• the trading volume of our shares;

• the number of securities analysts, market-makers and brokers following our common stock;

• new products or services introduced or announced by us or our competitors;

• actual or anticipated variations in quarterly operating results;

• conditions or trends in our business industries;

• announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

• additions or departures of key personnel;

• sales of our common stock; and

• general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Item 4. USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. We will pay for expenses of this offering, except that GHS has agreed to pay legal fees associated with the preparation of this registration statement and will pay any broker discounts, commissions, or equivalent expenses applicable to the sale of their shares.

Item 5. DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Item 6. DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the GHS Financing Agreement.

Item 7. SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 80,000,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent 29.85% of our issued and outstanding shares of common stock as of March 30, 2017.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of December 1, 2014, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 187,981,554 shares of our common stock outstanding as of March 30, 2017.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock	Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered	# of Shares (2)	% of Class (2)

GHS Investments LLC (3)	0	80,000,000 (4)	0	0%

Notes:

(1)  Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)  Because the selling stockholders may offer and sell all or only some portion of the 80,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3)  Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.

(4)  Consists of up to 80,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On February 14, 2017, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $7,000,000 worth of our common stock over the period ending twenty-four (24) months after the date this Registration Statement is deemed effective. The $7,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest traded price of our common stock during the ten consecutive trading day period preceding March 30, 2017 of $0.0023, the registration statement covers the offer and possible sale of $147,200 worth of our shares.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest traded price of the common stock during the ten consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In the event that (i) the lowest VWAP of the Company’s Common Stock during the Trading Period is less than 80% of the Market Price used to determine the Purchase Price in connection with the Put and (ii) as of the end of such Trading Period, the Investor any Trading Period Shares, then the Company shall issue, on the first Trading Day after the Trading Period, such additional Shares as may be necessary to adjust the Purchase Price for that portion of the Put represented by the Trading Period Shares to equal the lowest VWAP during the Trading Period.  In addition, there is an ownership limit for GHS of 9.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

• Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;

• we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and

• we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

Item 8. PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• privately negotiated transactions;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

Item 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate of one billion (1,000,000,000) shares of common stock, $0.001 par value per share. As of March 30, 2017, 187,981,554 shares of common stock are outstanding.

Each share of common stock shall have one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Securities Authorized For Issuance Under Equity Compensation Plans

On November 9, 2012, the Company adopted a stock option plan allowing the Company's directors to grant options to purchase up to 2,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the stock option plan.

Preferred Stock

The Company is authorized to issue up to ten million (10,000,000) shares of preferred stock. There is no preferred stock issued and outstanding at this time.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

• the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

• the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

• the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

• the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Item 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

The audited financial statements for the Company for the year ended April 30, 2016 included in this prospectus have been audited by Sadler Gibb & Associates, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Brunson Chandler, & Jones, PLLC.  The partners of Brunson Chandler & Jones each individually own 2,000,000 restricted shares of the Company’s common stock.

Item 11. INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Corporate History

Appiphany Technologies Holdings Corp. is a Nevada corporation with an incorporation date of February 24, 2010. On May 1, 2010, we entered into a Share Exchange Agreement (the “SEA”) with Appiphany Technologies Corp. (“ATC”), pursuant to which we acquired all of the issued and outstanding shares of ATC in exchange for 1,500,000 shares of the Company’s common stock. On January 24, 2016, we acquired certain assets and accounts from Media Convergence Group, LLC in exchange for 20,000,000 shares of the Company’s common stock.

Our Business

ATC commenced operations as a diversified technology company in June 2009.  Our business model has refocused to a global brand-protection company. This business model will encompass all areas of protecting intellectual property of global brand owners through risk management, technology innovation and strategic supply chain strategies.  With our combined expertise we will manage and deliver cost-effective, collaborative and creative strategies to protect the assets of global brands. We will also ensure client ROI through protection of markets, prevention of brand erosion and lost sales resulting in enhanced returns to the bottom line. Specifically, our core focus is online brand protection and Internet monitoring. Our web-based platform allows us and our clients to search, identify and take action against illicit, counterfeit, and diverted online sales of mislabeled products. This ability to monitor dozens of auction sites worldwide and do product queries in real-time is a very significant competitive advantage in the online brand protection market.  Our other offerings include risk management services, custom app software development (serialization/T&T) and print technology services (forensics, labels and hangtags).

Our Clientele

Our current clientele is highly focused on the luxury goods industry as well as the footwear and apparel market. We have a background in the sport apparel market in North America and have created vertical-specific referral partners to expand this market rapidly. We have immediate plans to focus on the health and beauty (cosmetics) industry, and electronics and imaging supplies companies.

Global Landscape in Counterfeiting and Piracy

Counterfeit, diverted and gray-market products are flooding consumer markets due to globalization, brand promotion, and the increased use of product licensing. The International Anti-Counterfeiting Coalition estimates the value of cross boarder trade to be $1.7 trillion annually. This is the case with virtually any high-demand and highly-recognized product that is distributed beyond its primary market without a unified, global pricing structure.

Product diversion not only affects profitability in primary markets based on pricing, but also erodes brand identity and value.  When luxury goods turn up at unauthorized discounters or flea markets and pharmaceuticals are offered through the Internet, the perception of the value of the product is diminished in the eyes of the consumer.

Global organizations in specific industries specialize in diverting products from emerging markets to primary markets.  These "brokers" employ various means to obtain product including front companies, corruption or deception of internal sales staff and legitimate customers, and even theft.  Since criminal remedies do not typically apply to diversion cases, it is critical to identify the originating source of products and shut them down.  This usually involves complex investigative techniques designed to identify the wrongdoers by working both internally and externally in the client's operations, examining potential sources such as manufacturers, licensees, sales staff and accounts.

Market Opportunity

We have created a business model that assembles companies that have a proven track record (performance, longevity and revenues) in their specific silo or portfolio. We have a well-designed integrated platform.  It will maximize revenues in each separate portfolio, and create several new high-income streams that are only possible with globally positioned, full-service brand management portfolio integration.  The opportunity for an immediate and significant market share of this brand management/brand protection (BM/BP) sector is viable and highly profitable.

Cyber Security and Internet Monitoring

Another critical component of our Company is Internet monitoring. Through the use of our technology, our clients will have the ability to monitor globally across the Internet, at both the brand and individual product level. They will have advanced monitoring capabilities and sophisticated protocols for processing the collected data. They will have dedicated data analyst support for each client implementation to provide the best solutions available for online brand protection. We have three primary monitoring platforms:

Watchdog Protect (full Internet monitoring and auction removal platform) – Watchdog Protect online monitoring solution provides enhanced B2B and B2C auction site monitoring for the purpose of identifying and removing counterfeit, stolen or gray market goods and intellectual property infringements damaging to a company's brand. Integral to this platform is our "dynamic filtering system." This feature enables companies to refine their search results by geography, website, price, and more, in real-time. The unique "removals" section intelligently automates the bulk of the removals process and correspondence with sellers. Companies can remove items infringing their intellectual property with a click of a button.  This fully integrated reporting feature allows complete oversight of monitoring and removals activity. The dynamic filter database retrieves results in real-time can be also graded by relevance. This allows clients to delve deeper into seller profiles and items, as well as expedite the removals process.

Watchdog Locate (loss prevention platform) – We have extracted local analysis functionality from our enterprise product, now available as our Watchdog Locate offering. This service addresses demand in the retail and manufacturing sectors for loss prevention solutions, to automate detection of suspicious items online. This intelligent monitoring tool automates the identification of potentially stolen and fraudulently obtained items being listed by employees, vendors, and contractors on online auction sties. This solution has the ability to automatically cross-reference sales of companies' products with staff postal code and address details.

Watchdog Web (extends monitoring to multiple social media platforms) – Watchdog web takes the auction site monitoring capability of Watchdog Protect and applies it to the wider web. It will identify and remove threats to organization and personnel online. Central to this solution is our webpage proximity scoring feature, which allows companies to grade web pages by unique combinations such as prevalence of a particular currency symbol, combination of words and serial numbers or IP registration.  Social media, blog and forum monitoring allows companies to target consumer and employee sentiment. This also allows them to detect phishing and affiliate scams, driving web traffic away from their site and potentially damaging their reputation.

Risk Management

This portfolio will be crucial in bringing together the integral elements of risk management and brand protection to positively impact the collateral revenue opportunities. This critical pillar will be able to expand its product offerings and client base by delivering specialty niche services that complex international companies demand. This includes brand protection programs, cyber intelligence, and due diligence in emerging markets. It will also offer unique approaches such as deployment of undercover operatives in corporate and industrial facilities or on the street, anywhere in the world, to acquire information not available by conventional means.  We will employ industry best practices that are in use today and in development for tomorrow.  We will have a complete line of consulting services, including on site security surveys, internal and external theft-prevention programs, threat analysis and protection of proprietary property.

Custom App Software Development (Serialization/T&T)

Being the supplier to a company's supply chain allows us to create cradle to grave solutions, child to parent packaging controls and deal with operations, analytics, finance and marketing. This is critical to create major prospect entry point opportunities for supply chain product penetration.  With a unique scalable product line, we will have the ability to react quickly to client needs and maximize available revenues.

Print Tech Services – Forensics, Labels and Hangtags

Our proprietary forensic products protected by trade secret make use of emerging technology to create and detect specific detailed signatures invisible to the eye.  This is our Digital Forensic Marker™ for tagging product. Tagging typically occurs by incorporating particles containing a signature into a target substrate or product. The process for doing this will vary from material to material. Location, detection, and signature match times can all be tailored to fit the application. We offer a unique and varied blend of forensic code applications to fit our clients’ needs for encoding and detecting.

Advertising and Marketing

Our marketing strategy will begin with word of mouth, which will always be our most important means of promotion. We will rely on the quality of our products and services that we have completed for our existing customers to create positive customer feedback, which could resonate to potential clients.  If we generate sufficient revenues, we intend to implement an advertising and marketing campaign to increase awareness of the Company and to acquire new customers through multiple channels, including traditional and online advertising. We believe that the use of multiple marketing channels reduces reliance on any one source of customers, maximizes brand awareness and promotes customer acquisition.

Plan of Operations

To date, the Company has begun implementing its business plan and is attempting to secure additional funding to continue expansion of our services and products.  The Company has not had any significant revenues generated from its business operations since its inception.  Until the Company is able to generate consistent and significant revenue, it may be required to raise additional funds by way of equity or debt financing.

Government Regulation

Our operations are subject to government regulation in many areas, including user privacy, telecommunications, and data protection.  The application of these laws and regulations to our business is often unclear and sometimes may conflict. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, advertising, etc. will apply.  Nonetheless, laws and regulations directly applicable to communications and intellectual property are becoming more prevalent. Due to the increasing popularity and use of communications technology, it is possible that laws and regulations may be adopted covering issues such as user privacy, content, and much more.  Compliance with these regulations may involve significant costs or require changes in business practices that could result in reduced revenue. Noncompliance could result in penalties being imposed on us or orders that stop the alleged noncompliant activity.  At this time, however, we do not believe that compliance with these rules and regulations will have a material impact upon our business.

Patents, Trademarks and Copyrights

The Company has undertaken efforts to protect its proprietary processing technologies, including our Digital Forensic Marker, through protections available under trade secret law.

Employees

Our President is our only full-time employee. We use consultants and independent contractors on a case-to-case basis. We use developers on a contract or limited basis to develop code for the apps. As such developers are hired on an as-needed basis, we do not have agreements in place with the developers, nor do we plan on entering into agreements with the developers. In the future, we intend on having a team of in-house developers who are employees of the Company.

Other Information

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Our independent registered public accounting firm has issued an audit opinion for our Company that includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 10 W. Broadway, Suite 700, Salt Lake City, Utah 84101, and our telephone number is 385-212-3305. Management believes that this space is sufficient for carrying out operations for the foreseeable future.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Markets.  Our common stock has been quoted on the OTC Markets since October 20, 2011 under the symbol "APHD".  Because we are quoted on the OTC Markets, our securities may be less liquid, receive less coverage by security analysts and news media and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

We began trading on the OTC Markets in December 2012.  The following table sets forth the high and low bid prices for our common stock per quarter as reported by the OTC Markets based on our fiscal year end April 30, 2016 and 2015.  These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

Fiscal Year 2016	High	Low
First Quarter (May 1, 2015 – Jul. 31, 2015)	0.025	0.0041
Second Quarter (Aug. 1, 2015 – Oct. 31, 2015)	0.01	0.0031
Third Quarter (Nov. 1, 2015 – Jan. 31, 2016)	0.064	0.0035
Fourth Quarter (Feb. 1, 2016 – Apr. 30, 2016)	0.0351	0.009

Fiscal Year 2015	High	Low
First Quarter (May 1, 2014 – Jul. 31, 2014)	3.78	0.24
Second Quarter (Aug. 1, 2014 – Oct. 31, 2014)	0.96	0.22
Third Quarter (Nov. 1, 2014 – Jan. 31, 2015)	0.28	0.02
Fourth Quarter (Feb. 1, 2015 – Apr. 30, 2015)	0.25	0.0032

Holders of Record

As of March 30, 2017, an aggregate of 187,981,554 shares of our common stock were issued and outstanding and were owned by approximately 46 holders of record, based on information provided by our transfer agent.

Dividends

We have not paid any cash dividends on our common stock since inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future.  Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, operating and financial conditions, capital requirements, general business conditions and other pertinent facts.  Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

Securities Authorized For Issuance Under Equity Compensation Plans

On November 9, 2012, the Company adopted a stock option plan allowing the Company's directors to grant options to purchase up to 2,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the stock option plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Three and Nine Month Periods Ended January 31, 2017 (unaudited)

RESULTS OF OPERATIONS

Working Capital

	January 31, 2017 $	April 30, 2016 $
Current Assets	72,427	1,327
Current Liabilities	875,765	477,202
Working Capital (Deficit)	(803,338)	(475,875)

Cash Flows

	January 31, 2017 $	January 31, 2016 $
Cash Flows used in Operating Activities	(185,274)	-
Cash Flows from (used in) Investing Activities	-	-
Cash Flows from Financing Activities	191,344	200
Net increase (decrease) in Cash During Period	6,070	200

Operating Revenues

For the nine months ended January 31, 2017, the Company earned revenues of $53,497 compared with $nil during the nine months ended January 31, 2016 from the sale of online fraud protection services.  The Company had gross profit of $32,720 for the nine months ended January 31, 2017 compared to $nil for the nine months ended January 31, 2016.  The increase in sales revenue and gross profit was due to the fact that the Company did not acquire the rights to the online fraud protection services until January 2016.

For the three months ended January 31, 2017, the Company earned revenues of $22,497 compared with $nil during the three months ended January 31, 2016 from the sale of online fraud protection services.  The Company had gross profit of $18,570 for the three months ended January 31, 2017 compared to $nil for the three months ended January 31, 2016.  The increase in sales revenue and gross profit was due to the fact that the Company did not acquire the rights to the online fraud protection services until January 2016.

Operating Expenses and Net Income (Loss)

For the nine months ended January 31, 2017, the Company incurred operating expenses of $348,432 compared to $158,366 during the nine months ended January 31, 2016.  The increase in operating expenses was based on the fact that the Company had commenced its online fraud protection services during the prior quarter which resulted in higher day-to-day operating costs.  Furthermore, there was an increase of $146,204 for consulting expenses to hire consultants to assist with sales, day-to-day operations, and oversight of the Watchdog license agreement, and an increase of $95,314 of professional fees for increases in accounting, audit, and legal fees with respect to the overall increase in business activity.

For the three months ended January 31, 2017, the Company incurred operating expenses of $150,347 compared to $115,741 during the three months ended January 31, 2016.  The increase in operating expenses was based on the fact that the Company had commenced its online fraud protection services during the prior quarter which resulted in higher day-to-day operating costs of $34,606 compared to the three month period ended January 31, 2016.  Furthermore, there was an increase of $25,204 for consulting expenses to hire consultants to assist with sales, day-to-day operations, and oversight of the Watchdog license agreement. And an increase of $89,623 of professional fees for increases in accounting, audit, and legal fees with respect to the overall increase in business activity.

During the nine months ended January 31, 2017, the Company recorded a net loss of $649,345 compared to a net loss of $714,286 during the nine months ended January 31, 2016.  In addition to operating expenses, the Company recorded a loss on the change in the fair value of the derivative liability of $275,039, interest and amortization expense of $54,210 and a loss on extinguishment of debt of $4,384.  During the period ended January 31, 2016, the Company recorded a loss on the change in fair value of the derivative liability of $539,219 and interest and amortization expense of $16,701.

During the three months ended January 31, 2017, the Company recorded a net loss of $12,903 compared to a net loss of $544,659 during the three months ended January 31, 2016.  In addition to operating expenses, the Company recorded a gain on the change in the fair value of the derivative liability of $159,869, and interest and amortization expense of $41,116.  During the period ended January 31, 2016, the Company recorded a loss on the change in fair value of the derivative liability of $425,784 and interest and amortization expense of $3,134.

The loss per share on a basic and diluted basis for the nine months ended January 31, 2017 was $0.02 compared to a basic and diluted net loss per share of $0.12 for the nine months ended January 31, 2016. The loss per share on a basic and diluted basis for the three months ended January 31, 2017 was $0.00 compared to a basic and diluted net loss per share of $0.04 for the three months ended January 31, 2016.

Liquidity and Capital Resources

As at January 31, 2017, the Company had cash of $6,393 and total assets of $72,427 compared to cash of $323 and total assets of $1,327 at April 30, 2016.  The increase in cash and total assets was due to the fact that the Company received net proceeds of $219,500 from financing activities during the period, of which a portion of the amount of cash was remaining as at January 31, 2017.  Furthermore, the Company recorded revenues of $53,497 during the period which resulted in an increase of trades accounts receivable to $22,798 at January 31, 2017 of which management estimates the entire balance to be collectible.

As at January 31, 2017, the Company had total liabilities of $875,765 compared to $477,202 at April 30, 2016.  The increase in total liabilities is due to an increase in trade accounts payable and accrued liabilities of $43,522 due to an overall increase in business activity during the period, an increase in derivative liability of $278,697 as the Company entered into new convertible debenture agreements during the current period, and an increase of $105,286 in the carrying value of convertible debentures and notes payable which reflects the net amount of the new convertible debentures and note payable that was entered into during the period.  The increases were offset by a decrease in the amounts owed to related parties of $38,942 which is reflected by the amount that was repaid to related parties during the period.

As at January 31, 2017, the Company had a working capital deficit of $803,338 compared with a working capital deficit of $475,875 as at April 30, 2016.  The increase in working capital deficit was due to an increase in total liabilities from the issuance of new convertible debentures and the adjustment of the fair value of the beneficial conversion feature for the Company's issued convertible debentures.

Cash Flow from Operating Activities

During the period ended January 31, 2017, the Company used $185,274 of cash for operating activities as compared to $0 during the nine months ended January 31, 2016.  The increase in the use of cash for operating activities was due to increased operations.

Cash Flow from Investing Activities

During the periods ended January 31, 2017 and 2016, the Company did not have any investing activities.

Cash Flow from Financing Activities

During the period ended January 31, 2017, the Company received $191,344 of net cash from financing activities which included net cash of $219,500 from the issuance of convertible debentures and $10,000 of notes payable during the period offset by repayments to related parties of $38,156.  During the nine months ended January 31, 2016, the Company received $0 from related parties to assist in funding the cash needs of the Company.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities.  For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Future Financings

We will continue to rely on equity sales of our Common Shares in order to continue to fund our business operations.  Issuances of additional shares will result in dilution to existing stockholders.  There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements.  In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances.  Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Year Ended April 30, 2016 (audited)

Our financial statements are stated in United States dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this registration statement.

Our interim financial statements are stated in United States dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Liquidity and Capital Resources

As of April 30, 2016, the Company's total asset balance was $1,327, compared to $ 126 for the year ended April 30, 2015. The increase in total assets is largely due to an overall increase in accounts receivable for amounts receivable from clients for operating activities.

As of April 30, 2016, the Company had total liabilities of $477,202 compared with total liabilities of $586,807 as at April 30, 2015. The decrease in total liabilities was attributed to a decrease of $217,789 in derivative liability, which was offset by an increase of $71,344 in accounts payable and accrued liabilities, $34,202 in amounts due to related parties, and $4,616 in notes payable.

As of April 30, 2016, the Company had a working capital deficit of $475,875 compared with $ 586,681 as of April 30, 2015.  The decrease in working capital deficit was largely attributed to a decrease in the derivative liability relating to the fair value of the conversion feature of the convertible debenture, which was offset by an increase in accounts payable due to the limited cash available within the Company to repay outstanding obligations as they became due.

Cashflows from Operating Activities

During the year ended April 30, 2016, the Company used $9,377 of cash for operating activities compared with $61,645 of cash for operating activities during the year ended April 30, 2015. The decrease in cash used for operating activities was based on the fact that the Company only had limited cash flows from financing activities during the year and had only commenced operating activity on its Watchdog license near the end of fiscal 2016.

Cashflows from Investing Activities

During the years ended April 30, 2016 and 2015, the Company did not have any investing activities.

Cashflows from Financing Activities

During the year ended April 30, 2016, the Company received $9,700 of cash from financing activities, which was comprised of $5,084 received from related parties and the issuance of $4,616 of notes payable.  During the year ended April 30, 2015, the Company received $56,443 in proceeds from financing activities comprised of $77,500 from the issuance of convertible debentures offset by repayment of $29,850 to related parties, and additional proceeds of $8,793 from related parties.

Results of Operations

Working Capital

	Year End April 31,
	2016	2015

Current Assets	$1,327	$126
Current Liabilities	477,202	586,807
Working Capital Deficiency	$(475,875)	$(586,681)

Cash Flows

	Year End April 31,
	2016	2015

Net cash used in Operating Activities	$(9,377)	$(61,645)
Net cash used in Investing Activities	-	-
Net cash provided by Financing Activities	9,700	56,443
Net increase (decrease) in Cash during the Period	323	(5,202)

Operating Revenues

During the years ended April 30, 2016 and April 30, 2015, the Company recorded revenues of $904 and $258, respectively.

Operating Expenses and Net Loss

During the year ended April 30, 2016, the Company recorded operating expenses of $197,211 compared with $233,774 for the year ended April 30, 2015.  The decrease in operating expenses of $36,563 was attributed to a decrease of $24,565 for management fees, and $39,838 in general and administrative expense due to a decrease in the overall operating activity of the Company during the fiscal year offset by increases in professional fees of $27,840 for legal fees incurred for SEC filing services.

Net loss for the year ended April 30, 2016 was $125,638 compared with $797,865 during the year ended April 30, 2015.  In addition to the decrease in operating expenses, the Company recorded a $90,324 gain on the change in fair value of derivative liability, and interest and accretion expense of $19,655 related to the outstanding convertible notes payable.  During the year ended April 30, 2015, the Company recorded a $431,203 loss on the change in fair value of derivative liability, and $133,146 of interest and accretion expense.  The decrease in interest and accretion expense is due to the fact that a significant amount of convertible notes were fully accreted in fiscal 2015 resulting in lower accretion costs in fiscal 2016.  The decrease in the change in the fair value of derivate liabilities is due to the fact that the Company's share price had a lower volatility in fiscal 2016 resulting in a lower overall change in derivative liability.

For the year ended April 30, 2016, the Company recorded a loss per share of $0.01 per share compared with a loss per share of $1.00 per share for the year ended April 30, 2015.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Application Of Critical Accounting Policies Basis Of Presentation

These financial statements and related notes are presented in accordance with Generally Accepted Accounting Principles in the United States of America ("US") and are expressed in US dollars. The Company is a development stage company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises" and has not realized any revenues from its planned operations to date.

Use Of Estimates And Assumptions

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are readily apparent from other sources. The actual results experienced by the Company may differ materially from the Company's estimates. To the extent there are material differences, future results may be affected.

Income Taxes

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities, and the reported amounts in the consolidated financial statements using the statutory tax rates in effect for the year when the reported amount of the asset or liability is recovered or settled, respectively. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets to the amount that is more likely than not to be realized. For each tax position taken or expected to be taken in a tax return, the Company determines whether it is more likely than not that the position will be sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement.

Loss Per Share

The Company computes net loss per share of both basic and diluted loss per share ("LPS") on the face of the statement of operations. Basic LPS is computed by dividing the net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted LPS gives effect to all potentially dilutive common shares outstanding during the period, including convertible debt, stock options and warrants, using the treasury stock method. The computation of diluted LPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on LPS.

Stock-Based Compensation

The Company has adopted the fair value recognition policy, whereby, compensation expense is recognized for all share-based payments based on the fair value at monthly vesting dates, estimated in accordance with the provisions of SFAS 123R.

All transactions in which goods and services are the consideration received for the issuance of equity instruments are accounted for based on fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to Advisory Board members and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

On November 9, 2012, our shareholders adopted a stock option plan allowing the Company's directors to grant options to purchase up to 2,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the stock option plan. However no options have been granted as of the date of this registration statement and therefore no stock-based compensation has been recorded to date for stock options.

CHANGES IN AND DISAGREMENTS WITH ACCOUNTANTS

There have been no recent changes in the Company’s independent auditing accountant, nor have the Company and its independent auditing accountant had disagreements related to accounting or financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Identification of Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Position with the Company	Since
Rob Sargent	58	President, CEO, CFO, Treasurer & Secretary and Director	(1)

(1) Mr. Sargent was appointed President, CEO, CFO, and to the Board of Directors of the Company on October 13, 2014.

Identification of Certain Significant Employees

Mr. Sargent is our only full-time employee. We use consultants and independent contractors on a case-to-case basis. We use developers on a contract or limited basis to develop code for the apps. As such developers are hired on an as-needed basis, we do not have agreements in place with the developers, nor do we plan on entering into agreements with the developers. In the future, we intend on having a team of in-house developers who are employees of the Company.

Family Relationships

None.

Business Experience

Rob Sargent, 58, President, CEO, CFO, Director. Mr. Sargent is a seasoned software professional excelling in database/application interaction and extensible data modeling. In 1995 he co-founded with four partners Cimarron Software, a software company supplying laboratory information management systems in the bio-technology sphere.  Currently, he is the vice president, board member, and advisor to Sampleminded, Inc., a follow-on enterprise to Cimarron. Mr. Sargent possesses a broad perspective over software organization, implementation, testing and deployment with a solid grounding in system integration. Mr. Sargent has a keen ability to sift out what is needed from what is desired.

Legal Proceedings

No officer, director, person nominated for such positions, nor promoter or significant employee has been involved in the last ten years in any of the following:

• Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

• Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offense);

• Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

• Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

• Having any government agency, administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

• Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and/or

• Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Audit Committee and Audit Committee Financial Expert

The Company does not have an audit committee or an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its Board of Directors. All current members of the Board of Directors lack sufficient financial expertise for overseeing financial reporting responsibilities.  The Company has not yet employed an audit committee financial expert on its Board due to the inability to attract such a person.

The Company intends to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee's duties will be to recommend to the Company's board of directors the engagement of an independent registered public accounting firm to audit the Company's financial statements and to review the Company's accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of the Company's board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Code of Ethics

Our Board of Directors has not adopted a code of ethics due to the fact that we presently only have one director who also serves as the sole executive officer of the Company and the Board of Directors chose not to reduce to writing standards designed to deter wrongdoing and promote honest and ethical conduct. The Board of Directors believes that the Company's small size and the limited number of personnel who are responsible for its operations make a formal Code of Ethics unnecessary. We anticipate that we will adopt a code of ethics when we increase either the number of our directors and officers or the number of our employees.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) during the year ended April 30, 2016, Forms 5 and any amendments thereto furnished to us with respect to the year ended April 30, 2016 and the representations made by the reporting persons to us, we believe that during the year ended April 30, 2016, our executive officers and directors and all persons who own more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officers during the twelve-month periods ended April 30, 2016 and 2015:

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended 4/30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jesse Keller (1) Former President, CEO, CFO, Director, Secretary and Treasurer	2015	27,065	-0-	-0-	-0-	-0-	-0-	-0-	27,065
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Rob Sargent (2) President, CEO, CFO, Director, Secretary and Treasurer	2015	-0-	-0-	97,500	-0-	-0-	-0-	-0-	97,500
	2016	-0-	-0-	100,000	-0-	-0-	-0-	-0-	100,000

(1) Mr. Keller was appointed as President, CEO, CFO and a director of the Company on February 23, 2010 and was appointed as Secretary and Treasurer on December 19, 2013. On October 13, 2014 Mr. Keller resigned from all executive positions. Mr. Keller resigned from the Board of Directors on October 23, 2014.

(2) Mr. Sargent was appointed as President, CEO, CFO, and a director of the Company on October 13, 2014.  During the year ended April 30, 2016, Mr. Sargent received $100,000 of stock-based compensation.  During the year ended April 30, 2015, Mr. Sargent received $97,500 of stock-based compensation.

Narrative Disclosure to Summary Compensation Table

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person's responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended April 30, 2016.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Our directors receive no compensation for their service on our Board of Directors.

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of April 30, 2016.

Outstanding Equity Awards At Fiscal Year-End April 30, 2016

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Rob Sargent	0	0	0	0	0	0	0	0	0

Corporate Governance

We have no members of our board of directors considered to be “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer. All Board actions have been taken by written action rather than formal meeting. All executive officers and employees have executed non-compete agreements as well as Foreign Corruption Practices Act (FCPA) pledges.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 30, 2017 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock.  Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.  As of March 30, 2017, we had 158,107,079 shares of common stock issued and outstanding.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Class (2) (%)
Media Convergence Group, LLC (3) 1951 Logan Ave Salt Lake City UT	Common	20,000,000	10.64%
All Officers and Directors as a Group (1 Person)	Common	20,000,000	10.64%

Security Ownership of Management

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Class (2) (%)
Rob Sargent (4) 1951 Logan Ave Salt Lake City UT	Common	30,375,000	16.16%
All Officers and Directors as a Group (1 Person)	Common	30,375,000	16.16%

(1) The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Based on 187,981,554 shares of common stock issued and outstanding as of March 30, 2017.

(3) Rob Sargent, the Company's President CEO, CFO, Secretary, Treasurer, and Director is the sole owner of Media Convergence Group, LLC.

(4) Rob Sargent is the Company's President CEO, CFO, Secretary, Treasurer, and Director.  His beneficial ownership includes 10,375,000 common shares issued to him personally and 20,000,000 common shares legally owned by Media Convergence Group, LLC, of which Mr. Sargent is the sole owner.

Changes in Control

There are no recent or present arrangements or pledges of the Company's securities that would result in a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS

During the year ended April 31, 2016, the Company incurred $nil ($27,065 for 2015) of management fees to the former President and Director of the Company. During the year ended April 30, 2015, the amount owing of $78,835 owing for accrued management fees and financing of day-to-day expenditures incurred on behalf of the Company was forgiven and included in additional paid-in capital.

During the year ended April 30, 2016, the Company issued 10,000,000 (375,000 in 2015) common shares with a fair value of $100,000 ($97,500 in 2015) to the President and Director of the Company.

As at April 30, 2016, the Company owed $nil ($499 in 2015) of professional fees paid on its behalf by the former Secretary and Treasurer of the Company, which is included in accounts payable and accrued liabilities.

As at April 30, 2016, the Company owed $41,197 ($19,155 for 2015) and $21,289 (Cdn$26,715) ($8,769; Cdn$10,625 for 2015) to the President and Director of the Company for financing of day-to-day expenditures incurred on behalf of the Company. The amount owing is unsecured, non-interest bearing, and due on demand.

As at April 30, 2016, the Company owed $nil ($9,000 in 2015) to the former Secretary and Treasurer of the Company in accrued compensation.

Other than the foregoing, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company's outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manner:

• Disclosing such transactions in reports where required;

• Disclosing in any and all filings with the SEC, where required;

• Obtaining disinterested directors consent; and

• Obtaining shareholder consent where required.

Director Independence

Our Board of Directors has not established audit, compensation, and nominating or governance committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Presently there is one director, Rob Sargent, who is not an independent Board member.

Our directors receive no compensation for their service on our Board of Directors.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering except the GHS has agreed to pay the legal fees associated with the preparation of this registration statement.

Item	Amount

SEC Registration Fee	$17
Legal Fees and Expenses*	$20,000
Accounting Fees and Expenses*	$12,500
Miscellaneous*	$5,000
Total*	$37,517

Item 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

Prior to this Offering, we offered and sold unregistered securities as described below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder, for the offer and sale of the securities. We believed these exemptions were available because:

• We are not a blank check company;

• Sales were made to non-United States persons; or

• As to sales to United States persons: (i) sales were not made by general solicitation or advertising; (ii) all certificates had restrictive legends or an exemption; (iii) sales were made to persons with a pre-existing relationship to our directors or executive officers; and/or (iv) sales were made to investors who represented that they were accredited investors.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

• Access to all our books and records.

• Access to all material contracts and documents relating to our operations.

• The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access. Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Condensed Consolidated Balance Sheets

(Expressed in US dollars)

	January 31, 2017 $	April 30, 2016 $
	(unaudited)
ASSETS

Current Assets

Cash	6,393	323
Accounts receivable	22,798	1,004
Prepaid expense	43,236	–

Total Current Assets	72,427	1,327

LIABILITIES

Current Liabilities

Accounts payable and accrued liabilities	239,521	195,999
Due to related parties	23,544	62,486
Convertible debenture, net of unamortized discount of $113,608 and $nil, respectively	179,191	73,905
Notes payable	14,616	4,616
Derivative liability	418,893	140,196

Total Current Liabilities	875,765	477,202

STOCKHOLDERS' DEFICIT

Preferred stock
Authorized: 10,000,000 preferred shares with a par value of $0.001 per share
Issued and outstanding: nil preferred shares	–	–

Common stock
Authorized: 1,000,000,000 common shares with a par value of $0.001 per share
Issued and outstanding: 57,302,143 and 33,798,502 common shares, respectively	57,302	33,799

Additional paid-in capital	1,593,606	1,281,817

Subscriptions receivable	(13,410)	–

Accumulated deficit	(2,440,836)	(1,791,491)

Total Stockholders' Deficit	(803,338)	(475,875)

Total Liabilities and Stockholders' Deficit	72,427	1,327

(The accompanying notes are an integral part of these condensed consolidated financial statements)

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Condensed Consolidated Statements of Operations

(Expressed in US dollars)

(unaudited)

	For the three months ended January 31, 2017 $	For the three months ended January 31, 2016 $	For the nine months ended January 31, 2017 $	For the nine months ended January 31, 2016 $

Revenues	22,497	–	53,497	–
Cost of Goods Sold	3,927	–	20,777	–

Gross Profit	18,570	–	32,720	–

Operating Expenses

Consulting fees	25,204	–	146,204	–
General and administrative	18,237	98,458	47,337	98,789
Professional fees	106,906	17,283	154,891	59,577

Total Operating Expenses	150,347	115,741	348,432	158,366

Net Loss Before Other Income (Expense)	(131,777)	(115,741)	(315,712)	(158,366)

Other Income (Expense)
Interest expense	(41,116)	(3,134)	(54,210)	(16,701)
Gain (loss) on change in fair value of derivative liability	159,869	(425,784)	(275,039)	(539,219)
Gain (loss) on extinguishment of debt	121	–	(4,384)	–

Total Other Income (Expense)	118,874	(428,918)	(333,633)	(555,920)

Net Loss	(12,903)	(544,659)	(649,345)	(714,286)
Net Income (Loss) Per Share, Basic and Diluted	(0.00)	(0.04)	(0.02)	(0.12)
Weighted Average Shares Outstanding – Basic and Diluted	49,152,464	14,143,007	41,840,689	5,956,273

(The accompanying notes are an integral part of these condensed consolidated financial statements)

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Condensed Consolidated Statements of Cashflow

(Expressed in US dollars)

(unaudited)

	For the nine months ended January 31, 2017 $	For the nine months ended January 31, 2016 $

Operating Activities

Net loss	(649,345)	(714,286)

Adjustments to reconcile net loss to net cash provided by operating activities:

Accretion of discount on convertible debt payable	35,643	7,108
Loss on extinguishment of debt	4,384	–
Loss on change in fair value of derivative liability	275,039	539,219
Shares issued for consulting services	154,840	–
Shares issued for management fees	–	100,000
Expenses paid by related party	–	25,428

Changes in operating assets and liabilities:

Accounts receivable	(21,794)	–
Accounts payable and accrued liabilities	59,195	42,531
Prepaid expense	(43,236)	–

Net Cash Used In Operating Activities	(185,274)	–

Financing Activities

Proceeds from convertible debenture	219,500	–
Proceeds from notes payable	10,000	–
Proceeds from related party	–	200
Repayment to related party	(38,156)	–

Net Cash Provided by Financing Activities	191,344	200

Increase in Cash	6,070	200

Cash – Beginning of Period	323	–

Cash – End of Period	6,393	200

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

Non-cash investing and financing activities

Common stock issued for conversion of convertible debentures	167,042	19,442
Debt discount on convertible notes and debt issuance costs	149,250	–
Shares issued in exchange for license agreements	–	20,000
Subscription receivable from excess shares issued to consultants	13,410	–

(The accompanying notes are an integral part of these condensed consolidated financial statements)

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

1. Nature of Operations and Continuance of Business

Appiphany Technologies Holdings Corp. (the "Company") was incorporated in the State of Nevada on February 24, 2010. On May 1, 2010, the Company entered into a share exchange agreement with Appiphany Technologies Corporation ("ATC") to acquire all of the outstanding common shares of ATC in exchange for 1,500,000 common shares of the Company.  As the acquisition involved companies under common control, the acquisition was accounted for in accordance with ASC 805-50, Business Combinations – Related Issues, and the consolidated financial statements reflect the accounts of the Company and ATC since inception. On November 18, 2015, ATC was dissolved. The Company is in the business of providing online fraud protection services.

Going Concern

These condensed consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As at January 31, 2016, the Company has not recognized significant revenue, has a working capital deficit of $803,338, and has an accumulated deficit of $2,440,836. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company's future operations. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.  These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

(a) Basis of Presentation and Principles of Consolidation

The accompanying interim condensed consolidated financial statements of the Company should be read in conjunction with the consolidated financial statements and accompanying notes filed with the U.S. Securities and Exchange Commission for the year ended April 30, 2016. These interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

These interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP") and are expressed in U.S. dollars. The condensed consolidated financial statements are comprised of the records of the Company and its wholly owned subsidiary, Appiphany Technologies Corp., a company incorporated in British Columbia, Canada, until its dissolution on November 18, 2015, and IP Control Risk Inc., a company incorporated in the State of Nevada, United States. All intercompany transactions have been eliminated on consolidation. The Company's fiscal year end is April 30.

(b) Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the collectability of accounts receivable, fair value and estimated useful life of long-lived assets, fair value of convertible debentures, derivative liabilities, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

(c) Revenue Recognition

The Company recognizes revenue from online fraud protection services. Revenue will be recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service has been provided, and collectability is assured.  The Company is not exposed to any credit risks as amounts are prepaid prior to performance of services.

Commencing May 1, 2016, the Company changed its accounting policy with respect to revenue recognition to record revenue on a gross basis as compared to a net basis as the Company reassessed the application of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers and determined that they did not meet the conditions for an agency relationship.  The impact to the Company's revenues was determined to not be material, as historical revenues from online fraud protection services was $2,725 with cost of goods sold of $1,821 for a net gross profit of $904.

(d) Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. As at January 31, 2017, the Company had 190,757,667 (April 30, 2016 - 20,292,620) potentially dilutive common shares outstanding that were excluded from the diluted EPS calculation as their effect is anti-dilutive.

(e) Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

ASC 718 requires company to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The Company uses the binomial options pricing model as its method of determining fair value. This model is affected by the Company's stock price as well as assumptions regarding a number of subjective variables.  These subjective variables include, but are not limited to the Company's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviours.  The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

(f) Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-03, "Interest – Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs" (ASU 2015-03), which resulted in the reclassification of debt issuance costs from "Other Assets" to inclusion as a reduction of the debt balance. The Company had adopted ASU 2015-03 during the nine months ended January 31, 2017, with full retrospective application as required by the guidance. These standards did not have a material impact on the Company's condensed consolidated balance sheets and had no impact on the cash flows provided by or used in operations for any period presented.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

3. Acquisition of License Agreements

(a) On January 14, 2016, the Company entered into a purchase agreement with a company controlled by the President and Director of the Company. Pursuant to the agreement, the Company agreed to purchase two licenses including the accounts receivable generated by the two licenses, in exchange for 20,000,000 common shares of the Company.

In accordance with ASC 805-50, "Business Combinations: Related Issues", the purchase agreement was deemed an acquisition of assets between entities under common control for accounting purposes as the transaction was non arms-length. The licenses and accounts receivable acquired were recorded at their carrying value of $nil.

(b) On January 18, 2016, the Company entered into a license agreement (the "Agreement") with Comsec Solutions Limited ("Comsec") where the Company acquired the right to market and distribute Watchdog, a market leading web monitoring tool owned by Comsec, in North and South America. In exchange for the rights, the Company agreed to pay a monthly base fee of up to £4,750, depending on the service provided, and 15% commission fee for all revenues including a minimum revenue base of £140,000 in the first year and £100,000 in subsequent years.

4. Related Party Transactions

As at January 31, 2017, the Company owed $23,544 (April 30, 2016 - $62,486) to the President and Director of the Company for financing of day-to-day expenditures incurred on behalf of the Company. During the period ended January 31, 2017, the Company received proceeds of $nil (April 30, 2016 - $15,084) and repaid $38,156 (April 31, 2016 - $10,000) of the outstanding amount payable. The amount owing is unsecured, non-interest bearing, and due on demand.

5. Notes Payable

(a) As at January 31, 2017, the Company owed $4,616 (April 30, 2016 - $4,616) in notes payable to non-related parties. Under the terms of the notes, the amounts are unsecured, bear interest at 6% per annum, and were due on July 31, 2016. The notes bear a default interest rate of 18% per annum.

(b) On June 6, 2016, the Company issued a note payable to a non-related party for proceeds of $10,000. Under the terms of the note, the amount is unsecured, bears interest at 5% per annum, and is due on July 6, 2017. The note bears a default interest rate of 12% per annum.

6. Convertible Debentures

(a) On December 17, 2013, the Company issued a convertible debenture to a non-related party for proceeds of $32,500. Under the terms of the debenture, the amount is unsecured, bears interest at 8% per annum, and is due on September 19, 2014. Interest on overdue principal after default accrues at an annual rate of 22%. After 180 days or June 15, 2014, the debenture is convertible into common shares of the Company at a conversion price equal to 51% of the lowest two trading prices of the Company's common shares for the past 30 trading days prior to notice of conversion. On September 19, 2014, as the amount of the convertible debenture had not been repaid or converted by maturity, the Company incurred a penalty of 50% of the principal balance owing resulting in the Company recording $16,250 which had been included in interest expense.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a full discount to the note payable of $32,500. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $32,500. During the year ended April 30, 2015, the Company issued 595,667 shares of common stock for the conversion of $39,130. On May 17, 2016, the convertible debenture and accrued interest was extinguished pursuant to the issuance of a $10,000 convertible debenture issued to a non-related party. As at January 31, 2017, the carrying value of the note was $nil (April 30, 2016 - $9,620).

(b) On May 21, 2014, the Company issued a convertible debenture, to a non-related party, for proceeds of $37,500. Under the terms of the debenture, the amount is unsecured, bears interest at 8% per annum, and is due on February 23, 2015. After 180days or November 17, 2014, the debenture is convertible into common shares of the Company at a conversion price equal to 51% of the lowest two trading prices of the Company's common shares for the past 30 trading days prior to notice of conversion

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

6. Convertible Debentures (continued)

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a full discount to the note payable of $37,500. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $37,500. During the year ended

April 30, 2015, the Company issued 360,000 shares of common stock for the conversion of $2,920. During the year ended April 30, 2016, the Company issued 1,850,000 shares of common stock for the conversion of $8,772 of the note. During the nine months ended January 31, 2017, the Company issued 3,217,352 shares of common stock for the conversion of $8,368 of the note and $5,744 of accrued interest, resulting in a gain on extinguishment. As at January 31, 2017, the carrying value of the note was $17,440 (April 30, 2016 - $25,808).

(c) On May 23, 2014, the Company issued a convertible debenture, to a non-related party, for proceeds of $40,000. Under the terms of the debenture, the amount is unsecured, bears interest at 8% per annum, and is due on May 23, 2015. After 180 days or November 19, 2014, the debenture is convertible into common shares of the Company at a conversion price equal to 55% of the lowest trading price of the Company's common shares for the past 15 trading days prior to notice of conversion.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a discount to the note payable of $25,215. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $40,000. During the year ended April 30, 2015, the Company issued 127,655 shares of common stock for the conversion of $1,335 of the note and $69 of accrued interest. During the year ended April 30, 2016, the Company issued 91,831 shares of common stock for the conversion of $188 of the note and $19 of accrued interest. As at January 31, 2017, the carrying value of the note was $38,477 (April 30, 2016 - $38,477).

(a) On May 17, 2016, the Company issued a $10,000 convertible debenture to a non-related party in extinguishment of a convertible debenture originally issued on December 17, 2013 of $9,620 and $6,270 of accrued interest as at May 17, 2016 as noted in Note 5(a). Due to the change of conversion terms, the fair value of the derivative liability increased from $249,702 to $265,841, resulting in a loss in extinguishment of $10,249. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and is due on May 17, 2017. The debenture is convertible into common shares of the Company at a conversion price equal to 50% of the lowest trading prices of the Company's common shares (i) on May 12, 2016; or (ii) for the past 25 trading days prior to notice of conversion.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". During the nine months ended January 31, 2017, the Company issued 3,972,383 shares of common stock for the conversion of $10,000 of the note and $129 of accrued interest. As at January 31, 2017, the carrying value of the note was $nil (April 30, 2016 - $nil).

(b) On May 17, 2016, the Company issued a convertible debenture to a non-related party for $33,000. Pursuant to the agreement, the note was issued with a 10% original issue discount and as such the purchase price was $30,000.  Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and is due on May 17, 2017. The debenture is convertible into common shares of the Company at a conversion price equal to 50% of the lowest trading price of the Company's common stock of either (i) the twenty-five prior trading days immediately preceding the issuance of the note or (ii) the twenty-five prior trading days including the day upon which a notice of conversion is received by the Company. There was also financing costs, which resulted in the Company recording a debt discount of approximately $5,000 resulting from these debt issuance costs which is being amortized over the life of the loan.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a discount to the note payable of $33,000, of which $5,000 of the discount resulted from debt issuance costs. During the nine months ended January 31, 2017, the Company issued 2,593,906 shares of common stock for the conversion of $3,648 of the note and $243 of accrued interest. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $33,000. As at January 31, 2016, the carrying value of the note was $5,915 (April 30, 2016 - $nil), and the unamortized discount was $23,437 (April 30, 2016 - $nil).

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

6. Convertible Debentures (continued)

(c) On June 13, 2016, the Company issued a convertible debenture to a non-related party for $69,000. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $66,500.  Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and is due on December 13, 2016. After maturity date, or December 13, 2016, the debenture is convertible into common shares of the Company at a conversion price equal to 50% of the lowest trading price of the Company's common shares for the past 15 trading days prior to the notice of conversion.

The Company analyzed the conversion option of the note for derivative accounting consideration under ASC 815-15 "Derivatives and Hedging" and determined that the embedded conversion feature should be classified as a liability. However, due to the conversion option not being effective until December 13, 2016, the Company will delay measuring the derivative liability until such date. There was also debt issuance costs, which resulted in the Company recording a debt discount of approximately $2,500. As at January 31, 2017, the carrying value of the note was $69,000 (April 30, 2016 - $nil), and the unamortized discount was $nil (April 30, 2016 - $nil).

(d) On July 21, 2016, the Company issued a convertible debenture, to a non-related party, for proceeds of $56,750. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and is due on April 21, 2017. The debenture is convertible into common shares of the Company at a conversion price equal to 50% of the lowest trading price of the Company's common stock of either (i) the twenty-five prior trading days immediately preceding the issuance of the note or (ii) the twenty-five prior trading days including the day upon which a notice of conversion is received by the Company.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a discount to the note payable of $56,750, of which $6,250 of the discount resulted from debt issuance costs. During the nine months ended January 31, 2017, the Company issued 2,720,000 shares of common stock for the conversion of $220 of the note and $3,452 of accrued interest. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $56,750. As at January 31, 2017, the carrying value of the note was $9,190 (April 30, 2016 - $nil), and the unamortized total discount was $47,340 (April 30, 2016 - $nil).

(e) On August 18, 2016, the Company issued a convertible debenture, to a non-related party, for proceeds of $27,000. Under the terms of the debenture, the amount is secured by assets of the Company, bears interest at 8% per annum, and is due on April 18, 2017. The debenture is convertible into common shares of the Company after six months subsequent to issuance (February 18, 2016) at a conversion price equal to 55% of the lowest trading price of the Company's common stock of the fifteen prior trading days immediately preceding the issuance of the note. Debt issuance costs resulted in a discount to the note payable in the amount of $2,000. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $27,000. As at January 31, 2016, the carrying value of the note was $25,909 (April 30, 2016 - $nil), and the unamortized discount was $1,091 (April 30, 2016 - $nil).

(f) On November 4, 2016, the Company issued a convertible debenture, to a non-related party, for proceeds of $55,000. Pursuant to the agreement, the note was issued with an original issue discount and as such the purchase price was $55,000. Under the terms of the debenture, the amount is unsecured, bears interest at 10% per annum, and is due on November 4, 2017. The debenture is convertible into common shares of the Company at a conversion price equal to 50% of the lowest trading price of the Company's common stock of either (i) the twenty-five prior trading days immediately preceding the issuance of the note or (ii) the closing price on the original issue date.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $50,000. As at January 31, 2017, the carrying value of the note was $13,260 (April 30, 2016 - $nil), and the unamortized total discount was $41,740 (April 30, 2016 - $nil).

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

7.  Derivative Liability

The Company records the fair value of the conversion price of the convertible debentures, as disclosed in Note 5, in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivative was calculated using the binomial option pricing model. The fair value of the derivative liability is revalued on each balance sheet date or upon conversion of the underlying convertible  debentures into equity with corresponding gains and losses recorded in the consolidated statement of operations. During the nine months ended January 31, 2017, the Company recorded a loss on the change in fair value of derivative liability of $275,039 (2015 – $539,219). As at January 31, 2017, the Company recorded a derivative liability of $418,893 (April 30, 2016 - $140,196).

The following inputs and assumptions were used to value the convertible debentures outstanding during the periods ended January 31, 2017 and April 30, 2016:

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)

December 17, 2013 convertible debenture:
As at April 30, 2016 (mark to market)	366%	0.56%	0%	1.00
As at May 17, 2016 (date of exchange)	433%	0.58%	0%	0.84

May 21, 2014 convertible debenture:
As at April 30, 2016 (mark to market)	312%	0.56%	0%	0.83
As at June 13, 2016 (date of conversion)	485%	0.40%	0%	0.71
As at July 31, 2016 (mark to market)	468%	0.38%	0%	0.58
As at January 31, 2017 (mark to market)	394%	0.34%	0%	0.33
As at January 31, 2016 (mark to market)	513%	0.50%	0%	0.06

May 23, 2014 convertible debenture:
As at April 30, 2016 (mark to market)	111%	0.56%	0%	0.06
As at July 31, 2016 (mark to market)	472%	0.50%	0%	0.81
As at January 31, 2017 (mark to market)	540%	0.51%	0%	0.56
As at January 31, 2017 (mark to market)	425%	0.52%	0%	0.31

May 17, 2016 convertible debenture for $10,000:
As at May 17, 2016 (date note became convertible)	467%	0.58%	0%	1.00
As at June 28, 2016 (date of conversion)	490%	0.35%	0%	0.88
As at July 27, 2016 (date of conversion)	508%	0.40%	0%	0.81
As at July 31, 2016 (mark to market)	513%	0.38%	0%	0.79
As at January 31, 2017 (mark to market)	550%	0.51%	0%	0.54
As at November 1, 2016 (date of conversion)	605%	0.50%	0%	0.54

May 17, 2016 convertible debenture for $33,000:
As at May 17, 2016 (issuance date)	476%	0.58%	0%	1.00
As at July 31, 2016 (mark to market)	458%	0.50%	0%	0.79
As at January 31, 2017 (mark to market)	550%	0.51%	0%	0.54
As at January 17, 2017 (date of conversion)	416%	0.55%	0%	0.33
As at January 31, 2017 (mark to market)	425%	0.52%	0%	0.30

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

7. Derivative Liability (continued)

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)

July 21, 2016 convertible debenture:
As at July 21, 2016 (issuance date)	470%	0.54%	0%	0.75
As at July 31, 2016 (mark to market)	481%	0.50%	0%	0.72
As at January 31, 2017 (mark to market)	538%	0.51%	0%	0.47
As at January 23, 2017 (date of conversion)	360%	0.51%	0%	0.24

June 13, 2016 convertible debenture
As at December 13, 2016 (date note becomes convertible)	512%	0.88%	0%	1.00
As at January 31, 2017 (mark to market)	514%	0.84%	0%	0.87

November 4, 2016 convertible debenture
As at November 4, 2016 (issuance date / date note becomes convertible)	504%	0.62%	0%	1.00
As at January 31, 2017 (mark to market)	551%	0.84%	0%	0.76

A summary of the activity of the derivative liability is shown below:

Balance, April 30, 2016	$140,196
New issuances	1,176,375
Debt discounts	128,000
Adjustment for conversion	(140,982)
Mark to market adjustment at January 31, 2017	(884,696)
Balance, January 31, 2017	418,893

8. Common Shares

(a) On June 13, 2016, the Company issued 3,217,352 common shares for the conversion of $8,368 of convertible debentures, as noted in Note 6(b).

(b) On June 28, 2016, the Company issued 1,176,470 common shares for the conversion of $3,000 of convertible debentures, as noted in Note 6(d).

(c) On July 27, 2016, the Company issued 1,579,800 common shares for the conversion of $4,000 of convertible debentures and $28 of accrued interest, as noted in Note 6(d).

(d) On August 26, 2016, the Company issued 900,000 common shares with a fair value of $18,000 to various consultants pursuant to consulting agreements dated August 26, 2016.

(e) On September 7, 2016, the Company issued 500,000 common shares with a fair value of $10,000 to a consultant pursuant to a consulting agreement dated August 26, 2016.

(f) On November 1, 2016, the Company issued 1,216,113 common shares for the conversion of $3,000 of convertible debentures and $101 of accrued interest, as noted in Note 6(d).

(g) On November 30, 2016, the Company issued 6,000,000 common shares with a fair value of $89,400 for professional services.

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

8. Common Shares (continued)

(h) On November 30, 2016, the Company issued 3,600,000 common shares with a fair value of $53,640 to various consultants pursuant to consulting agreements dated August 26, 2016, as noted in Note 9(a). As at January 31, 2016, 900,000 common shares with a fair value of $13,410 have been issued in excess of the original agreements in error. Due to the fact that the shares were issued in error and that the Company intends on cancelling these shares, the $13,410 amount has been recorded in subscription receivable.

(i) On January 17, 2017, the Company issued 2,593,906 common shares for the conversion of $3,648 of convertible debenture and $243 of accrued interest, as noted in Note 6(e).

(j) On January 23, 2017, the Company issued 2,720,000 common shares for the conversion of $220 of convertible debenture and $3,452 of accrued interest, as noted in Note 6(g).

9. Commitments

(a) On August 26, 2016, the Company entered in consulting agreements with five consultants. Pursuant to the agreements, each consultant is to be compensated by the following:

(i) 10% commission on all net revenues derived by the Company through the consultant in the first year

(ii) 5% commission on all net revenues derived by the Company through the consultant in year two and three

(iii) 180,000 common shares payable on the date of the agreement (see Note 8(d))

(iv) 180,000 common shares payable on February 26, 2016 (see Note 8(h))

(v) 180,000 common shares payable on August 26, 2017 (see Note 8(h))

(vi) 180,000 common shares payable on February 26, 2018 (see Note 8(h))

Either party may terminate the agreement by providing written thirty days notice. As at January 31, 2017, no commission has been earned, paid, or accrued.

10. Subsequent Events

We have evaluated subsequent events through the date of issuance of the financial statements, and did not have any material recognizable subsequent events after January 31, 2017 other than the following:

(a) On February 1, 2017, the Company entered into a consulting agreement with an unrelated party. Pursuant to the agreement, the consultant shall be compensated by the following:

(i) 2,550,000 common shares within 10 days of the execution of the agreement

(ii) $2,500 per month for the next six months.

(iii) Upon closing of a capital raise of $500,000, the Company shall pay the consultant a monthly fee of $5,000 for the remaining term of the contract

(iv) Upon closing of a capital raise of $1,000,000, the Company shall pay the consultant a monthly fee of $10,000 for the remaining term of the contract.

The contract shall terminate on July 30, 2017. There have been no financing completed as at the issuance date of these financial statements.

(b) On February 2, 2017, the Company issued 2,857,923 shares of common stock for the conversion of $2,802 of convertible debenture and $199 of accrued interest, as noted in Note 6(e).

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

10. Subsequent Events (continued)

(c) On February 3, 2017, the Company issued 2,720,000 shares of common stock for the conversion of $1,020 of convertible debenture and $204 of accrued interest, as noted in Note 6(g).

(d) On February 8, 2017, the Company issued 3,137,104 shares of common stock for the conversion of $3,071 of convertible debenture and $223 of accrued interest, as noted in Note 6(e).

(e) On February 10, 2017, the Company issued 3,100,000 shares of common stock for the conversion of $1,267 of convertible debenture and $128 of accrued interest, as noted in Note 6(g).

(f) On February 13, 2017, the Company issued 3,293,514 shares of common stock for the conversion of $3,220 of convertible debenture and $238 of accrued interest, as noted in Note 6(e).

(g) On February 14, 2017, the Company issued 3,600,000 shares of common stock for the conversion of $1,549 of convertible debenture and $71 of accrued interest, as noted in Note 6(g).

(h) On February 14, 2017, the Company entered into an equity financing agreement with an unrelated party ("Investor"). Pursuant to the agreement, the Investor shall invest up to seven million dollars ($7,000,000) over the course of 24 months during the contract period to purchase the Company's common stock. During the term of the agreement, the Company may deliver a Put Notice to the Investor, which states the dollar amount that the Company intends to sell to the Investor. The price of the common stock sold shall be 80% of the lowest traded price in the ten consecutive days preceding the put notice date subject to additional shares if the VWAP for 10 days AFTER the Put Notice is less than Put Notice Price. As part of this agreement, the Company has agreed to issue a $30,000 promissory note to the Investor as a commitment fee. The note is non interest bearing, unsecured, and due six months from execution date. As of the date of this fling $15,000 of the $30,000 has been executed.

(i) On February 16, 2017, the Company issued 3,612,323 shares of common stock for the conversion of $3,529 of convertible debenture and $264 of accrued interest, as noted in Note 6(e).

(j) On February 23, 2017, the Company issued 2,550,000 shares of common stock pursuant to a consulting agreement, as noted in Note 9(a).

(k) On February 23, 2017, the Company issued 3,972,552 shares of common stock for the conversion of $3,874 of convertible debenture and $297 of accrued interest, as noted in Note 6(e).

(l) On February 24, 2017m the Company issued 2,251,792 shares of common stock for the conversion of $2,500 of convertible debenture and $101 of accrued interest, as noted in Note 6(h).

(m) On February 27, 2017, the Company issued 4,295,828 shares of common stock for the conversion of $4,185 of convertible debenture and $326 of accrued interest, as noted in Note 6(e).

(n) On February 27, 2017, the Company issued 4,298,600 shares of common stock for the conversion of $1,706 of convertible debenture and $225 of accrued interest, as noted in Note 6(g).

(o) On March 2, 2017, the Company issued 4,725,419 shares of common stock for the conversion of $4,600 of convertible debenture and $362 of accrued interest, as noted in Note 6(e).

(p) On March 2, 2017, the Company issued 4,727,500 shares of common stock for the conversion of $4,417 of convertible debenture and $50 of accrued interest, as noted in Note 6(g).

(q) On March 3, 2017, the Company issued 4,727,500 shares of common stock for the conversion of $5,082 of convertible debenture, as noted in Note 6(f).

(r) On March 3, 2017, the Company issued 4,727,500 shares of common stock for the conversion of $4,452 of convertible debenture and $15 of accrued interest, as noted in Note 6(g).

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Notes to the Condensed Consolidated Financial Statements

(Expressed in US dollars)

(unaudited)

10. Subsequent Events (continued)

(s) On March 3, 2017, the Company issued 4,183,057 shares of common stock for the conversion of $4,071 of convertible debenture and $321 of accrued interest, as noted in Note 6(e).

(t) On March 8, 2017, the Company issued 4,051,165 shares of common stock for the conversion of $4,700 of convertible debenture and $202 of accrued interest, as noted in Note 6(h).

(u) On March 9, 2017, the Company issued 5,000,000 shares of common stock for the conversion of $5,375 of convertible debenture, as noted in Note 6(f).

(v) On March 13, 2017, the Company issued 4,098,561 shares of common stock for the conversion of $4,750 of convertible debenture and $209 of accrued interest, as noted in Note 6(h).

(w) On March 14, 2017, the Company issued 6,000,000 shares of common stock for the conversion of $5.375 of convertible debenture, as noted in Note 6(f).

(x) On March 14, 2017, the Company issued 6,451,198 shares of common stock for the conversion of $7,475 of convertible debenture and $331 of accrued interest, as noted in Note 6(h).

(y) On March 15, 2017, the Company issued 5,886,400 shares of common stock for the conversion of $5,695 of convertible debenture and $152 of accrued interest, as noted in Note 6(g).

(z) On March 16, 2017, the Company issued 6,600,000 shares of common stock for the conversion of $7,095 of convertible debenture as noted in Note 6(f).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Appiphany Technologies Holdings Corp.

We have audited the accompanying consolidated balance sheets of Appiphany Technologies Holdings Corp. as of April 30, 2016 and 2015, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two year period ended April 30, 2016.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Appiphany Technologies Holdings Corp. as of April 30, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two year period ended April 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered net losses since inception and has accumulated an accumulated deficit of $1,791,491 as of April 30, 2016.  These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

August 15, 2016

Appiphany Technologies Holdings Corp.

Consolidated Balance Sheets

	April 30, 2016 $	April 30, 2015 $

ASSETS

Current Assets

Cash	323	–
Accounts receivable	1,004	–
Prepaid expense	–	126

Total Assets	1,327	126

LIABILITIES

Current Liabilities

Accounts payable and accrued liabilities	195,999	124,655
Due to related parties	62,486	28,284
Convertible debenture, net of unamortized discount of $nil and $6,982, respectively	73,905	75,883
Notes payable	4,616	–
Derivative liability	140,196	357,985

Total Liabilities	477,202	586,807

STOCKHOLDERS' DEFICIT

Preferred stock
Authorized: 10,000,000 preferred shares with a par value of $0.001 per share
Issued and outstanding: nil preferred shares	–	–

Common stock
Authorized: 250,000,000 common shares with a par value of $0.001 per share
Issued and outstanding: 33,798,502 and 1,856,671 common shares, respectively	33,799	1,857

Additional paid-in capital	1,281,817	1,077,315

Accumulated deficit	(1,791,491)	(1,665,853)

Total Stockholders' Deficit	(475,875)	(586,681)

Total Liabilities and Stockholders' Deficit	1,327	126

The accompanying notes are an integral part of these consolidated financial statements.

Appiphany Technologies Holdings Corp.

Consolidated Statements of Operations

	Year ended April 30, 2016 $	Year ended April 30, 2015 $

Revenues	904	258

Operating Expenses

General and administrative	16,722	56,560
Management fees	100,000	124,565
Professional fees	80,489	52,649

Total Operating Expenses	197,211	233,774

Net loss before other income (expenses)	(196,307)	(233,516

Other Income (Expenses)
Interest expense	(19,655)	(133,146)
Gain (Loss) on change in fair value of derivative liability	90,324	(431,203)

Total Other Income (Expenses)	70,669	(564,349)

Net Loss	(125,638)	(797,865)
Net Loss Per Share, Basic and Diluted	(0.01)	(1.00)
Weighted Average Shares Outstanding – Basic and Diluted	12,604,626	802,446

The accompanying notes are an integral part of these consolidated financial statements.

Appiphany Technologies Holdings Corp.

Consolidated Statement of Stockholder’s Deficit

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	Deficit	Total
	#	$	$	$	$

Balance – April 30, 2014	111,145	111	598,557	(867,988)	(269,320)

Shares issued upon conversion of notes payable	1,370,526	1,371	302,798	–	304,169

Shares issued for management fees	375,000	375	97,125	–	97,500

Forgiveness of debt	–	–	78,835	–	78,835

Net loss for the year	–	–	–	(797,865)	(797,865)

Balance – April 30, 2015	1,856,671	1,857	1,077,315	(1,665,853)	(586,681)

Shares issued upon conversion of notes	1,941,831	1,942	134,502	–	136,444

Shares issued for management fees	10,000,000	10,000	90,000	–	100,000

Shares issued for acquisition of licenses	20,000,000	20,000	(20,000)	–	–

Net loss for the year	–	–	–	(125,638)	(125,638)

Balance – April 30, 2016	33,798,502	33,799	1,281,817	(1,791,491)	(475,875)

The accompanying notes are an integral part of these consolidated financial statements.

Appiphany Technologies Holdings Corp.

Consolidated Statements of Cashflows

	Year ended April 30, 2016 $	Year ended April 30, 2015 $

Operating Activities

Net loss	(125,638)	(797,865)

Adjustments to reconcile net loss to net cash provided by operating activities:

Accretion of discount on convertible debt payable	6,982	92,793
Expenses paid by related party	29,118	19,515
Financing costs	126	4,374
Loss (gain) on change in fair value of derivative liability	(90,324)	431,203
Shares issued for default penalty	–	25,750
Shares issued for management fees	100,000	97,500

Changes in operating assets and liabilities:

Accounts receivable	(1,004)	91
Other current assets	–	(4,500)
Accounts payable and accrued liabilities	71,363	42,429
Accrued compensation	–	27,065

Net Cash Used In Operating Activities	(9,377)	(61,645)

Financing Activities

Proceeds from convertible debenture	–	77,500
Proceeds from notes payable	4,616	–
Proceeds from related party payable	15,084	8,793
Repayment on related party payable	(10,000)	(29,850)

Net Cash Provided by Financing Activities	9,700	56,443

Increase (Decrease) in Cash	323	(5,202)

Cash – Beginning of Period	–	5,202

Cash – End of Period	323	–

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

Non-cash investing and financing activities

Common stock issued in exchange for license agreements	20,000	–
Common stock issued for conversion of convertible debentures	136,444	304,169
Common stock issued for forgiveness of debt	–	78,835
Common stock issued for management fees	–	97,500

Appiphany Technologies Holdings Corp.

Notes to the Consolidated Financial Statements for the Year Ended April 30, 2016

(audited)

NOTE 1.  Nature of Operations and Continuance of Business

Appiphany Technologies Holdings Corp. ("The Company") was incorporated in the State of Nevada on February 24, 2010. On May 1, 2010, the Company entered into a share exchange agreement with Appiphany Technologies Corporation ("ATC") to acquire all of the outstanding common shares of ATC in exchange for 1,500,000 common shares of the Company.  As the acquisition involved companies under common control, the acquisition was accounted for in accordance with ASC 805-50, Business Combinations – Related Issues, and the consolidated financial statements reflect the accounts of the Company and ATC since inception. On November 18, 2015, ATC was dissolved.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As at April 30, 2016, the Company has not recognized significant revenue, has a working capital deficit of $475,875, and has an accumulated deficit of $1,791,491. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company's future operations. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2.  Summary of Significant Accounting Policies

 a) Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP") and are expressed in U.S. dollars. The consolidated financial statements are comprised of the records of the Company and its wholly owned subsidiary, Appiphany Technologies Corp., a company incorporated in British Columbia, Canada. All intercompany transactions have been eliminated on consolidation. The Company's fiscal year end is April 30.

 b) Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the fair value and estimated useful life of long-lived assets, fair value of convertible debentures, derivative liabilities, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

 c) Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at April 30, 2016 and 2015, the Company had no items representing cash equivalents.

 d) Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.  As of April 30, 2016, the Company had 20,292,620 (2015 – 8,713,784) potentially dilutive common shares outstanding.

 e) Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

 Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

 Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

 Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company's financial instruments consist principally of cash, amounts receivable, accounts payable and accrued liabilities, accrued compensation, and amounts due to related parties.  Pursuant to ASC 820, the fair value of our cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The fair value of our derivative liability is determined to be a "Level 2" input.  We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

 f) Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at April 30, 2016 and 2015, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

 g) Revenue Recognition

The Company recognizes revenue from online fraud protection services. Revenue will be recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service has been provided, and collectability is assured.  The Company is not exposed to any credit risks as amounts are prepaid prior to performance of services.

Revenue is recorded on an agency basis in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.   The Company acts as an agent for the principal on the basis that the Company does not provide direct service to its customers, has no authority to determine the price of the products or services provided, and is not responsible for inventory risk.

 h) Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

ASC 718 requires company to estimate the fair value of share-based awards on the date of grant using an option-pricing model.  The Company uses the Black-Scholes option-pricing model as its method of determining fair value.  This model is affected by the Company's stock price as well as assumptions regarding a number of subjective variables.  These subjective variables include, but are not limited to the Company's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.  The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

 i) Recent Accounting Pronouncements

The Company has limited operations and is considered to be in the development stage. For the year ended April 30, 2016, the Company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the Company to remove the inception to date information and all references to exploration stage.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3.  Acquisition of License Agreements

 a) On January 14, 2016, the Company entered into a purchase agreement with a company controlled by the President and Director of the Company. Pursuant to the agreement, the Company agreed to purchase two licenses including the accounts receivable generated by the two licenses, in exchange for 20,000,000 common shares of the Company.

In accordance with ASC 805-50, "Business Combinations: Related Issues", the purchase agreement was deemed an acquisition of assets between entities under common control for accounting purposes as the transaction was non arms-length. The licenses and accounts receivable acquired were recorded at their carrying value of $nil.

 b) On January 18, 2016, the Company entered into a license agreement (the "Agreement") with Comsec Solutions Limited ("Comsec") where the Company acquired the right to market and distribute Watchdog, a market leading web-monitoring tool owned by Comsec, in North and South America. In exchange for the rights, the Company agreed to pay a monthly base fee of up to £4,750, depending on the service provided, and 15% commission fee for all revenues including a minimum revenue base of £140,000 in the first year and £100,000 in subsequent years.

NOTE 4.  Related Party Transactions

 a) During the year ended April 31, 2016, the Company incurred $nil (2015 - $27,065) of management fees to the former President and Director of the Company. During the year ended April 30, 2015, the amount owing of $78,835 owing for accrued management fees and financing of day-to-day expenditures incurred on behalf of the Company was forgiven and included in additional paid-in capital.

 b) During the year ended April 30, 2016, the Company issued 10,000,000 (2015 – 375,000) common shares with a fair value of $100,000 (2015 - $97,500) to the President and Director of the Company.

 c) As at April 30, 2016, the Company owed $nil (2014 - $499) of professional fees paid on its behalf by the former Secretary and Treasurer of the Company, which is included in accounts payable and accrued liabilities.

 d) As at April 30, 2016, the Company owed $41,197 (2015 - $19,155) and $21,289 (Cdn$ - $26,715) (2015 - $8,769; Cdn$10,625) to the President and Director of the Company for financing of day-to-day expenditures incurred on behalf of the Company. The amount owing is unsecured, non-interest bearing, and due on demand.

 e) As at April 30, 2016, the Company owed $nil (2015 - $9,000) to the former Secretary and Treasurer of the Company in accrued compensation.

NOTE 5.  Convertible Debentures

 a) On December 17, 2013, the Company issued a convertible debenture to a non-related party for proceeds of $32,500. Under the terms of the debenture, the amount is unsecured, bears interest at 8% per annum, and is due on September 19, 2014. Interest on overdue principal after default accrues at an annual rate of 22%. After 180 days or June 15, 2014, the debenture is convertible into common shares of the Company at a conversion price equal to 51% of the lowest two trading prices of the Company's common shares for the past 30 trading days prior to notice of conversion. On September 19, 2014, as the amount of the convertible debenture had not been repaid or converted by maturity, the Company incurred a penalty of 50% of the principal balance owing resulting in the Company recording $16,250 which had been included in interest expense.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a full discount to the note payable of $32,500. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $32,500. During the year ended April 30, 2015, the Company issued 595,667 shares of common stock for the conversion of $39,130. As at April 30, 2016, the carrying value of the note was $9,620 (2015 - $9,620).

 b) On May 21, 2014, the Company issued a convertible debenture, to a non-related party, for proceeds of $37,500. Under the terms of the debenture, the amount is unsecured, bears interest at 8% per annum, and is due on February 23, 2015. After 180 days or November 17, 2014, the debenture is convertible into common shares of the Company at a conversion price equal to 51% of the lowest two trading prices of the Company's common shares for the past 30 trading days prior to notice of conversion.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a full discount to the note payable of $37,500. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $37,500. During the year ended April 30, 2015, the Company issued 360,000 shares of common stock for the conversion of $2,920. During the year ended April 30, 2016, the Company issued 1,850,000 shares of common stock for the conversion of $8,772 of the note. As at April 30, 2016, the carrying value of the note was $25,808 (2015 - $34,580).

 c) On May 23, 2014, the Company issued a convertible debenture, to a non-related party, for proceeds of $40,000. Under the terms of the debenture, the amount is unsecured, bears interest at 8% per annum, and is due on May 23, 2015. After 180 days or November 19, 2014, the debenture is convertible into common shares of the Company at a conversion price equal to 55% of the lowest trading price of the Company's common shares for the past 15 trading days prior to notice of conversion.

Due to this provision, the embedded conversion option qualifies for derivative accounting under ASC 815-15 "Derivatives and Hedging". The fair value of the derivative liability resulted in a discount to the note payable of $25,215. The carrying value of the convertible note will be accreted over the term of the convertible note up to the face value of $40,000. During the year ended April 30, 2015, the Company issued 127,655 shares of common stock for the conversion of $1,335 of the note and $69 of accrued interest. During the year ended April 30, 2016, the Company issued 91,831 shares of common stock for the conversion of $188 of the note and $19 of accrued interest. As at April 30, 2016, the carrying value of the note was $38,477 (2015 - $31,683).

NOTE 6.  Derivative Liability

The Company records the fair value of the of the conversion price of the convertible debentures disclosed in Note 6 in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivative was calculated using a Black-Scholes model. The fair value of the derivative liability is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of operations. During the year ended April 30, 2016, the Company recorded a gain on the change in fair value of derivative liability of $ 90,324 (2015 – loss of $431,203). As at April 30, 2016, the Company recorded a derivative liability of $ 140,196 (2015 - $357,985).

The following inputs and assumptions were used to value the convertible debentures outstanding during the period ended April 30, 2016 and 2015:

	Expected Volatility (%)	Risk-free Interest Rate (%)	Expected Dividend Yield (%)	Expected Life (in years)
December 17, 2013 convertible debenture:
As at June 15, 2014 (date note became convertible)	433	0.03	0	0.26
As at July 31, 2014 (mark to market)	362	0.01	0	0.14
As at September 19, 2014 (date of default penalty)	426	0.04	0	0.50
As at October 30, 2014 (date of conversion)	335	0.06	0	0.39
As at October 31, 2014 (mark to market)	336	0.05	0	0.38
As at November 3, 2014 (date of conversion)	348	0.07	0	0.38
As at November 7, 2014 (date of conversion)	352	0.05	0	0.37
As at November 10, 2014 (date of conversion)	355	0.02	0	0.36
As at November 18, 2014 (date of conversion)	370	0.02	0	0.34
As at January 31, 2015 (mark to market)	528	0.01	0	0.13
As at March 5, 2015 (date of conversion)	693	0.25	0	1.00
As at April 16, 2015 (date of conversion)	736	0.22	0	0.88
As at April 22, 2015 (date of conversion)	742	0.23	0	0.87
As at April 30, 2015 (mark to market)	747	0.24	0	0.85
As at April 30, 2016 (mark to market)	366	0.56	0	1.00

May 21, 2014 convertible debenture:
As at November 17, 2014 (date note became convertible)	301	0.03	0	0.27
As at January 9, 2015 (date of conversion)	597	0.02	0	0.12
As at January 15, 2015 (date of conversion	577	0.03	0	0.11
As at January 21, 2015 (date of conversion)	650	0.01	0	0.09
As at January 22, 2015 (date of conversion)	635	0.02	0	0.09
As at January 30, 2015 (date of conversion)	496	0.01	0	0.07
As at January 31, 2015 (mark to market)	528	0.01	0	0.06
As at April 16, 2015 (date of conversion)	512	0.22	0	0.86
As at April 30, 2015 (mark to market)	520	0.24	0	0.82
As at December 7, 2015 (date of conversion)	251	0.29	0	0.21
As at April 5, 2016 (date of conversion)	371	0.56	0	0.90
As at April 30, 2016 (mark to market)	312	0.56	0	0.83

May 23, 2014 convertible debenture:
As at November 19, 2014 (date note became convertible)	444	0.07	0	0.51
As at January 14, 2015 (mark to market)	462	0.04	0	0.35
As at January 26, 2015 (mark to market)	494	0.03	0	0.32
As at January 31, 2015 (mark to market)	505	0.02	0	0.31
As at April 30, 2015 (mark to market)	576	0.00	0	0.06
As at April 30, 2016 (mark to market)	111	0.56	0	0.06

A summary of the activity of the derivate liability is shown below:

Balance, April 30, 2014	$47,706
Derivative loss due to new issuances	38,016
Debt discount	95,215
Adjustment for conversion	(216,139)
Mark to market adjustment at April 30, 2015	393,187
Balance, April 30, 2015	357,985
Adjustment for conversion	(127,465)
Mark to market adjustment at April 30, 2016	(90,324)
Balance, April 30, 2016	$140,196

NOTE 7.  Notes Payable

As at April 30, 2016, the Company owed $4,616 (2015 - $nil) in notes payable to non-related parties. Under the terms of the notes, the amounts are unsecured, bears interest at 6% per annum, and due on July 31, 2016.

NOTE 8.  Common Shares

Share Transactions for the Year Ended April 30, 2016

 a) On September 8, 2015, the Company issued 91,831 common shares upon the conversion of $188 of convertible note payable, $19 of accrued interest payable as described in Note 5(c), and derivative liability of $348.

 b) On November 17, 2015, the Company issued 10,000,000 common shares with a fair value of $100,000 to the President and Director of the Company for management services. Fair value was based on the closing market price on the date of issuance.

 c) On December 8, 2015, the Company issued 550,000 common shares upon the conversion of $2,805 of convertible note payable as described in Note 5(b), and derivative liability of $16,083.

 d) On January 14, 2016, the Company issued 20,000,000 common shares to the President and Director of the Company for the acquisition of licenses. Refer to Note 3.

 e) On April 7, 2016, the Company issued 1,300,000 common shares upon the conversion of $5,967 of convertible note payable as described in Note 5(b), and derivative liability of $111,034.

Share Transactions for the Year Ended April 30, 2015

 a) On January 31, 2015, the Company issued 375,000 common shares with a fair value of $97,500 to the President and Director of the Company for management services. Fair value was based on the closing market price on the date of Board approval.

 b) On February 3, 2015, the Company effected a 1-for-200 reverse split of its issued and outstanding common shares, which has been applied on a retroactive basis.

 c) During the year ended April 30, 2015, the Company issued 73,169 common shares upon the conversion of $11,900 of convertible notes payable and $2,185 of accrued interest payable.

 d) During the year ended April 30, 2015, the Company issued 214,035 common shares upon the conversion of $28,500 of convertible notes payable and $760 of accrued interest payable.

 e) During the year ended April 30, 2015, the Company issued 595,667 common shares upon the conversion of $39,130 of convertible notes payable as described in Note 5(a).

 f) During the year ended April 30, 2015, the Company issued 360,000 common shares upon the conversion of $2,920 of convertible notes payable as described in Note 5(b).

 g) During the year ended April 30, 2015, the Company issued 127,655 common shares upon the conversion of $1,335 of convertible notes payable and $69 of accrued interest payable as described in Note 5(c).

NOTE 9.  Income Taxes

The Company has $1,039,212 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2030.  The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% and the Canada federal and provincial tax rate of 26% to net loss before income taxes for the year ended April 30, 2016 and 2015 as a result of the following:

	2016 $	2015 $
Net loss before taxes	(125,638)	(797,865)
Statutory rate	34	34

Computed expected tax recovery	(42,717)	(271,274)
Permanent differences and other	2,343	178,159
Change in valuation allowance	40,374	93,115

Income tax provision	–	–

The significant components of deferred income tax assets and liabilities as at April 30, 2016 and 2015 after applying enacted corporate income tax rates are as follows:

	2016 $	2015 $
Net operating losses carried forward	353,332	312,958

Total gross deferred income tax assets	353,332	312,958
Valuation allowance	(353,332)	(312,958)

Net deferred tax asset	–	–

NOTE 10.  Subsequent Events

 a) On May 17, 2016, the Company issued a convertible promissory note to an unrelated party for $33,000. Pursuant to the agreement, the note was issued with a 10% original issue discount and as such the purchase price was $30,000. The note is convertible into common stock of the Company at a price equal to 50% of the lowest trading price of the Company's common stock of either (i) the twenty-five prior trading days immediately preceding the issuance of the note or (ii) the twenty-five prior trading days including the day upon which a notice of conversion is received by the Company. The promissory note shall bear interest at 10% per annum and is due on May 17, 2017.

 b) On June 13, 2016, the Company issued 3,217,352 shares of common stock for the conversion of $8,368 of convertible debentures, as noted in Note 5(b).

 c) On June 28, 2016, the Company issued 1,176,470 shares of common stock for the conversion of $3,000 of convertible debentures, as noted in Note 5(a).

 d) On July 27, 2016, the Company issued 1,579,800 shares of common stock for the conversion of $4,000 of convertible debentures and $28 of accrued interest, as noted in Note 5(a).

Exhibit Number	Description of Exhibit	Filing
3.01	Articles of Incorporation	Filed with the SEC on June 11, 2010 as part of our Registration Statement on Form S-1.
3.02	Bylaws	Filed with the SEC on June 11, 2010 as part of our Registration Statement on Form S-1.
4.01	2012 Equity Incentive Plan	Filed with the SEC on November 9, 2012 as part of our Registration Statement on Form S-8.
5.01	Legal Opinion of Brunson Chandler & Jones, PLLC	Filed herewith.
10.01	Share Exchange Agreement between Appiphany Technologies Holdings Corp. and Appiphany Technologies Corp. dated May 1, 2010	Filed with the SEC on June 11, 2010 as part of our Registration Statement on Form S-1.
10.02	Asset Purchase and Sale Agreement with Media Convergence Group, LLC, dated January 14, 2016	Filed with the SEC on February 26, 2016 as part of our Current Report on Form 8-K.
10.03	Letter of Engagement with TOMS Shoes, dated April 16, 2016	Filed with the SEC on May 18, 2016 as part of our Current Report on Form 8-K.
10.04	Agreement with Robin’s Jean, dated June 8, 2016	Filed with the SEC on August 2, 2016 as part of our Current Report on Form 8-K.
10.05	Equity Financing Agreement entered into with GHS Investments LLC on February 14, 2017	Filed with the SEC on March 22, 2017 as part of our Quarterly Report on Form 10-Q for the period ended January 31, 2017.
21.01	List of Subsidiaries	Filed with the SEC on December 14, 2016 as part of our Registration Statement on Form S-1.
23.01	Consent of Sadler Gibb & Associates, LLC	Filed herewith.
23.02	Consent of Brunson Chandler & Jones, PLLC	Filed herewith.

UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 31, 2017.

Appiphany Technologies Holdings Corp.

By:	/s/ Rob Sargent
Rob Sargent
President and CEO (Principal Executive Officer)

By:	/s/ Rob Sargent
Rob Sargent Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date
/s/ Rob Sargent	President, CEO, CFO, Director	March 31, 2017
Rob Sargent